January 19, 2011	Mr. Richard G. Spencer
President and Chief Executive Officer
(412) 367-3300
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC.
ANNOUNCES FIRST QUARTER EARNINGS
FOR FISCAL 2011 AND QUARTERLY DIVIDEND

PITTSBURGH, PA, January 19, 2011 -- Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (NASDAQ: FSBI), the holding company for Fidelity Bank reported a net loss for the three-month period ended December 31, 2010 of $135,000 or ($0.08) per share (diluted), compared to net income of $232,000 or $0.04 per share (diluted) in the prior year quarter. The $367,000 decrease in net income primarily reflects a decrease in other income of $456,000 and an increase in operating expenses of $129,000, partially offset by an increase in net interest income of $97,000 and an increase in income tax benefit of $121,000.  Included in other income for the three months ended December 31, 2010 were other-than-temporary impairment charges (“OTTI”) of $1.1 million compared to $1.2 million recognized in the prior year period.  Annualized return on assets was (0.08%) and return on equity was (1.09%) for the fiscal 2011 period, compared to 0.13% and 1.97%, respectively, for the same period in the prior year.

The Company's net interest income before provision for loan losses increased $97,000 or 2.7% to $3.7 million for the quarter ended December 31, 2010, compared to $3.6 million in the prior year period. The increase primarily reflects an increase in the interest rate spread.  The Company’s tax equivalent interest rate spread increased to 2.14% for the three months ended December 31, 2010 compared to 2.04% in the prior year.

The provision for loan losses was unchanged at $300,000 for the quarter ended December 31, 2010, compared to the prior year quarter. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that reflects management’s best estimates of the losses inherent in the portfolio.  When determining the provision for loan losses, the Company considers a number of factors some of which include specific credit reviews, non-performing, delinquency and charge-off trends, concentrations of credit, loan volume trends and broader local and national economic trends.  Net charge-offs for the three-months ended December 31, 2010 were $156,000 compared to $39,000 in the prior year period.  Non-performing assets and foreclosed real estate were 1.89% of total assets at December 31, 2010, and the allowance for loan losses was 48.8% of non-performing loans and 1.62% of gross loans at that date.  Non-performing assets and foreclosed real estate were 1.55% of total assets at September 30, 2010, and the allowance for loan losses was 56.1% of non-performing loans and 1.54% of gross loans at that date.  Non-performing assets increased $1.8 million from September 30, 2010, primarily due to one large commercial real-estate loan that was placed on non-accrual during the current period.  This loan is past its contractual maturity date and foreclosure proceedings have commenced.  Non-performing assets and foreclosed real estate were 2.26% of total assets at December 31, 2009, and the allowance for loan losses was 36.4% of non-performing loans and 1.46% of gross loans at that date.

Other income, excluding gains on sales of securities and impairment charges on securities, was relatively unchanged at $1.1 million for the quarter ended December 31, 2010 compared to the prior year. Significant changes within other income included an increase in loan service charges and fees of $80,000 and an increase in gains on sales of loans of $18,000, and a decrease in deposit service charges and fees of $81,000.  Gains on sales of securities were $5,000 for the quarter ended December 31, 2010, compared to $650,000 in the prior year.  Impairment charges on securities were $1.1 million for the quarter ended December 31, 2010, compared to $1.2 million in the prior year.  The impairment charges for the current period relate to the Company’s holdings of five pooled trust preferred securities (‘”trups”), a private label mortgage-backed security, and common stock of a local financial institution; whereas the impairment charges for the prior year period relate to the Company’s holdings of six pooled trust preferred securities. The impairment charges incurred during the current period resulted from several factors, including downgrades on their credit ratings, failure to pass their principal coverage tests, indications of a break in yield, and the decline in the net present value of their projected cash flows.  Management of the Company has deemed the impairment on these investments to be other-than-temporary based upon these factors and the duration and extent to which their market values have been less than cost, the inability to forecast a recovery in their market values, and other factors concerning the issuers within the pooled securities.  At December 31, 2010, the Company had holdings in 20 different trust preferred offerings with a book value of $15.7 million. The unrealized loss on these securities amounted to $4.2 million at December 31, 2010.  Included in the Company’s holdings of trust preferred securities are 13 pooled trust preferred securities with a book value of $11.7 million and an unrealized loss of $3.5 million as of December 31, 2010.  Of the $11.7 million in pooled trust preferred securities, five securities representing $8.3 million pass their principal coverage tests, while eight pooled securities with a book value of $3.4 million do not.  Those securities that fail their coverage test have a current face amount of $11.6 million for which $8.3 million in impairment charges have previously been taken.

Operating expenses increased $129,000 or 3.5% to $3.8 million for the quarter ended December 31, 2010, compared to $3.7 million in the prior year period.  Changes within operating expenses include increases in compensation and benefits expense and other operating expenses of $142,000 and $54,000, respectively.  These increases were offset by decreases in occupancy and equipment, professional fees, service bureau expense, and federal deposit insurance premiums of $27,000, $20,000, $17,000, and $11,000, respectively.

For the three-months ended December 31, 2010, the tax benefit increased $121,000 to a benefit of $234,000 compared to a benefit of $113,000 for the same period last year.  The tax benefit for both periods was significantly impacted by the impairment charges during the periods.  The OTTI charges recorded in the periods caused pre-tax income to be lower than tax-exempt income; therefore a tax benefit was recorded.

Total assets were $694.3 million at December 31, 2010, a decrease of $2.3 million or 0.33% compared to September 30, 2010, and a decrease of $41.7 million or 5.7% compared to December 31, 2009. Net loans outstanding decreased $12.0 million or 3.2% to $361.1 million at December 31, 2010 as compared to September 30, 2010, and decreased $40.5 million or 10.1% as compared to December 31, 2009. Deposits increased slightly to $444.7 million at December 31, 2010 as compared to September 30, 2010, and decreased $5.9 million or 1.3% as compared to December 31, 2009.  Short-term borrowings increased to $537,000 at December 31, 2010 as compared to $130,000 at September 30, 2010, and increased from $249,000 at December 31, 2009. Long-term debt decreased to $80.0 million at December 31, 2010 as compared to $80.4 million at September 30, 2010, and decreased from $118.5 million at December 31, 2009. Stockholders’ equity was $49.0 million at December 31, 2010, compared to $49.6 million at September 30, 2010 and $47.0 million at December 31, 2009.

QUARTERLY DIVIDEND

The Board of Directors of Fidelity Bancorp, Inc. yesterday declared a quarterly cash dividend of $.02 per share on the Company’s common stock.  The dividend is payable February 28, 2011 to stockholders of record February 15, 2011.

The Company’s filings with the Securities and Exchange Commission are available on-line through the Company’s Internet website at www.fidelitybancorp-pa.com.

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries
Income Statement for the Three Months Ended
December 31, 2010 and 2009 (unaudited)
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2010	2009

Interest income	$6,962	$7,821
Interest expense	3,230	4,186

Net interest income	3,732	3,635
Provision for loan losses	300	300
Net interest income after provision
for loan losses	3,432	3,335
Net impairment losses recognized
in earnings ("OTTI")	(1,076)	(1,234)
Noninterest income (excluding OTTI)	1,104	1,718
Noninterest expense	3,829	3,700

(Loss) income before income tax benefit	(369)	119
Income tax benefit	(234)	(113)

Net (loss) income	(135)	232
Preferred stock dividend	(88)	(88)
Amortization of preferred stock discount	(15)	(15)
Net (loss) income available to common
stockholders	$(238)	$129

Basic earnings per common share	$(0.08)	$0.04
Diluted earnings per common share	$(0.08)	$0.04

Net interest margin (tax equivalent)	2.36%	2.23%
Annualized return on average assets	(0.08%)	0.13%
Annualized return on average equity	(1.09%)	1.97%

Balance Sheet Data (unaudited)
(In thousands, except share data)

	December 31, 2010	September 30, 2010	December 31, 2009

Total assets	$694,349	$696,670	$736,031
Cash and cash equivalents	44,019	29,337	46,021
Total investment securities	255,053	259,561	253,975
Loans receivable, net	361,098	373,072	401,566
Deposits	444,712	444,448	450,568
Borrowed funds (includes subordinated debt)	193,271	196,605	231,704
Stockholders' equity	48,950	49,586	46,983
Book value per common share	$13.76	$14.03	$13.20

Average equity to average assets	7.09%	6.72%	6.45%
Allowance for loan losses to loans receivable	1.62%	1.54%	1.46%
Non-performing assets to total assets	1.89%	1.55%	2.26%
Non-performing loans to total loans	3.38%	2.78%	4.07%